Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, May 4, 2021

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2021 RESULTS

Quarter Highlights:
•Significant increases in unit shipments in EMEA and JAPIC over Q1 2020 were more than offset by a substantial decrease in unit shipments in the Americas due to significant supply chain constraints resulting from the pace of the economic recovery
•Q1 2021 consolidated revenues decreased 6.8% from very strong Q1 2020 revenues due to lower shipments in the Americas
•Q1 2021 consolidated operating profit decreased to $3.1 million from $20.2 million in Q1 2020, driven by lower unit volumes, as well as higher manufacturing variances and material and freight costs of $5.2 million and $4.9 million, respectively, partly offset by lower operating expenses despite the add back of $9.0 million of incentive compensation that was suspended in 2020
•Q1 2021 consolidated other income includes a $4.6 million gain on sale of Nuvera's investment in preferred shares of OneH2, as well as gains from favorable changes to market values of other equity investments
•Q1 2021 net income of $5.6 million, or $0.33 per share, decreased from $15.3 million, or $0.91 per share, in Q1 2020

    Cleveland, Ohio, May 4, 2021 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $732.2 million and consolidated net income of $5.6 million, or $0.33 per diluted share, for the first quarter of 2021 compared with consolidated revenues of $785.7 million and consolidated net income of $15.3 million, or $0.91 per diluted share, for the first quarter of 2020. Consolidated operating profit decreased to $3.1 million in 2021 from $20.2 million in 2020.
Late in the 2020 fourth quarter and continuing throughout the 2021 first quarter, demand for lift truck products has surged but the global supply chain, which has also had to ramp up production, has struggled to keep pace. This slow ramp up, exacerbated by continuing pandemic-related labor shortages and logistics constraints, has led to significant component shortages and material and freight cost inflation. As a result of these factors, Hyster-Yale's 2021 first-quarter shipments were substantially lower than expected, particularly in the Americas, resulting in earnings that were significantly lower than both the 2020 fourth and first quarters.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the first quarter of 2021 and 2020:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q1 2021	Q1 2020	Q1 2021	Q1 2020	Q1 2021	Q1 2020
Revenues	$690.9	$747.4	$79.5	$87.9	$—	$1.4
Operating Profit (Loss)	$12.2	$28.0	$0.8	$2.7	$(9.8)	$(9.4)
Net Income (Loss)	$8.2	$20.1	$0.6	$2.7	$(3.8)	$(6.7)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended March 31, 2021	Quarter Ended December 31, 2020	Quarter Ended March 31, 2020
Unit Shipments	22,300	21,500	23,300
Unit Bookings	42,400	28,500	19,400
Unit Bookings $ Value	$970	$660	$500
Unit Backlog	60,700	40,600	37,300
Unit Backlog $ Value	$1,520	$1,070	$960
    Bookings in the first quarter of 2021 were significantly higher than both the fourth quarter of 2020 and the respective prior year period due to significantly accelerated global demand.
Despite the substantial increase in bookings, unit shipments were only moderately higher than the 2020 fourth quarter and were lower than the 2020 first quarter. Shipments increased over the fourth quarter because of substantially higher bookings in the third and fourth quarters of 2020, but were lower than a year ago due to the lower production rates that were put in place to match market conditions resulting from the pandemic-related shutdowns that occurred mainly in the second quarter of 2020. Since the shutdowns in 2020, the Company has prudently increased production levels at its manufacturing plants to align them closely with anticipated levels of demand and target bookings levels. This approach to increasing production rates to meet accelerating market demand focused on building backlog first to ensure a stable base for future production. However, the very strong 2021 first-quarter bookings, particularly in March, as well as component shortages, logistics challenges and supplier constraints, led to a significant increase in backlog over the fourth quarter, and to a historically high backlog level, well in excess of pre-pandemic levels, and which is extending lead times significantly.
In addition, the Company has experienced a change in the mix of products in its bookings and backlog. This resulted in a lower average sales price per unit in both bookings and backlog for the 2021 first quarter compared with both the 2020 first and fourth quarters, due in part to a significant increase in bookings of lower-priced trucks in the Americas.

Geographic Results

(in millions, except units)	Americas**		EMEA**		JAPIC**
	Q1 2021	Q1 2020	Q1 2021	Q1 2020	Q1 2021	Q1 2020
Unit Shipments	12,300	16,000	6,500	5,300	3,500	2,000
Revenues	$459.7	$550.7	$170.7	$152.1	$60.5	$44.6
Operating Profit (Loss)	$14.6	$38.5	$0.1	$(4.5)	$(2.5)	$(6.0)
**The Americas geographic segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Americas Results
Revenues in the Americas segment decreased 16.5% to $459.7 million in the first quarter of 2021 from $550.7 million in the first quarter of 2020. Revenues decreased primarily due to lower unit revenues, mainly as a result of an approximate 3,700-unit decrease in shipments, and unfavorable currency movements of $4.0 million caused by the translation of Brazilian sales into U.S. dollars. The large decrease in unit volumes was driven by fewer shipments in all lift truck classes as the inability to receive components on a timely basis reduced production.
Operating profit in the Americas decreased to $14.6 million in the first quarter of 2021 from $38.5 million in the first quarter of 2020. Operating profit declined due to a significant decrease in gross profit partly offset by modestly lower operating expenses. Gross profit declined mainly as a result of lower unit volumes, material cost inflation and increased freight costs of $5.1 million, as well as higher manufacturing costs of $4.3 million resulting from inefficiencies associated with component shortages. A shift in mix to lower-margin products also contributed to the decrease in gross profit. Ongoing cost containment actions resulted in a modest decrease in operating expenses compared with the prior year quarter, despite the reinstatement of pre-pandemic salaries and benefits, including $6.9 million of incentive compensation.

EMEA Results
Revenues for the EMEA segment increased 12.2% to $170.7 million in the first quarter of 2021 from $152.1 million in the first quarter of 2020 primarily as a result of favorable currency movements of $17.3 million from the translation of sales into U.S. dollars. Unit shipments increased over the prior year quarter by approximately 1,200 units mainly because the prior year quarter included pandemic-related plant shutdowns in the last two weeks of the quarter in addition to already reduced 2020 first quarter shipments caused by weak 2019 fourth-quarter bookings. Despite the increase in shipments, unit revenues were down modestly due to fewer shipments of higher-priced Class 5 products, including Big Trucks, as a result of challenges with component availability, partially offset by an increase in shipments of lower-priced Class 3 warehouse trucks. The decrease in unit revenues was fully offset by the benefit from price increases.
EMEA operating profit increased to $0.1 million in the first quarter of 2021 from an operating loss of $4.5 million in the first quarter of 2020. The increase was primarily the result of higher gross profit and modestly lower operating expenses resulting from ongoing cost containment actions partly offset by the impact of the reinstatement of pre-pandemic salaries and employee benefits. Gross profit improved mainly due to a $3.5 million favorable effect of currency exchange rates and higher prices implemented to partially offset increases in material and freight costs.

JAPIC Results
Revenues in the JAPIC segment increased 35.7% to $60.5 million in the first quarter of 2021 from $44.6 million in the first quarter of 2020. Revenues increased primarily due to higher unit revenues resulting from an increase in shipments of approximately 1,500 units over the prior year, which included pandemic-related plant shutdowns in China for much of the quarter. The increase in unit volume was driven by higher shipments in all lift truck classes except higher-capacity Class 4 and Class 5 internal combustion engine counterbalanced lift trucks, including Big Trucks.
JAPIC generated an operating loss of $2.5 million in the first quarter of 2021 compared with an operating loss of $6.0 million in the first quarter of 2020. The improvement in JAPIC's operating results was primarily due to an increase in gross profit as a result of higher unit volumes and the favorable effect of currency exchange rates partially offset by a shift in mix to lower-margin products and an increase in material and freight costs. The favorable impact of ongoing cost containment actions also contributed to the improvement in JAPIC's operating results.

Bolzoni Results
During the first quarter of 2021, Bolzoni's revenues decreased to $79.5 million from $87.9 million in the first quarter of 2020. The decrease in revenues was due to lower sales resulting from the pandemic-related decline in global economic activity since March 2020, as well as fewer shipments of component parts from Bolzoni's Sulligent, Alabama plant due to pandemic-related supply chain constraints. Favorable currency movements of $3.2 million from the translation of sales into U.S. dollars partially offset the decrease in revenues.
Bolzoni's operating profit decreased to $0.8 million in the first quarter of 2021 from $2.7 million in the first quarter of 2020. The decrease was primarily attributable to an increase in operating expenses due to the reinstatement of pre-pandemic employee compensation and a decrease in gross profit from lower sales volumes, increased costs due to material and freight cost inflation and higher manufacturing costs resulting from inefficiencies caused by the lower sales volumes.

Nuvera Results
With the finalization and certifications of Nuvera's 45kW and 60kW engines, Nuvera has focused on ramping up its commercial capabilities and increasing its sales pipeline in all major geographic areas. Despite an accelerating demonstration pipeline, the COVID-19 pandemic and supply chain constraints have delayed Nuvera's ability to finalize and ship revenue-generating orders in the first quarter of 2021, resulting in a decrease in revenues of $1.4 million from the first quarter of 2020.
Nuvera's first-quarter 2021 operating loss increased modestly to $9.8 million from $9.4 million in the first quarter of 2020, while the 2021 net loss of $3.8 million was substantially lower than the prior year net loss of $6.7 million. The higher operating loss was primarily attributable to a loss of manufacturing absorption caused by reduced sales, partly offset by lower operating expenses due to the favorable effect of ongoing cost containment actions. The lower net loss was due to a $4.6 million gain on sale of the majority of Nuvera's ownership interest in OneH2.

Business Prospects
Lift truck markets grew significantly faster than anticipated during the 2021 first quarter, with markets ending the quarter substantially higher than pre-pandemic levels. Excluding China, where the market increased more than 130% over the 2020 first quarter when China was the most affected by pandemic-related shutdowns, the global lift truck market increased 46% compared with the first quarter of 2020. Compared to the fourth quarter of 2020, the global lift truck market, including China, increased 20% in the 2021 first quarter driven by a 24.2% increase in EMEA, a 23.9% increase in the Americas and a 17.7% increase in China. The market improvements over the fourth quarter and the Company's share gain programs translated into a substantial increase in the Company's 2021 first-quarter bookings and into market share improvements in the Americas, EMEA, Asia and India markets.
Market growth for the remainder of the year is expected to moderate from the high growth rates of the 2021 first quarter. In addition, the Company is anticipating a slowdown of bookings in the 2021 second quarter as price increases are implemented to mitigate the impact of material and freight cost inflation. Nevertheless, the Company continues to expect increased bookings for the 2021 full year compared with the low levels in 2020, as a result of anticipated continued market growth and the strategic projects which the Company continues to pursue at each of its businesses to enhance market share. These strategic projects gained traction in the first quarter, although definitive time frames for achieving full share gain results are still uncertain due both to the timing of the full impact of the strategic projects and the continuing financial impact of the pandemic and subsequent pandemic-related supply chain and cost challenges.
Until COVID-19 cases are consistently at safe low levels, the Company plans to continue to maintain procedures designed to limit the exposure of employees to the spread of COVID-19. At the same time, the Company and its employees remain committed to meeting the needs of dealers and end customers by ensuring they receive equipment, parts and services in a timely manner to the degree reasonably possible.
While recent market and bookings activity are strong and while growth since the 2020 second-quarter shutdowns has been better than expected, the level of future bookings and the resulting shipments are still uncertain. Overall, Hyster-Yale continues to operate on the assumption that the economic and market environment will remain difficult in 2021 until COVID-19 vaccinations and alternative therapies are fully implemented, cases decrease to substantially lower levels and related supply chain issues are resolved.
Early in 2020, the Company put in place plans to mitigate the impact of declining markets and bookings and the consequential impact of reduced manufacturing activity from pandemic-related shutdowns by initiating cost reduction measures. These measures included spending and travel restrictions, significant reductions in temporary personnel, furloughs, salary reductions and suspension of other benefits, including incentive compensation. Effective January 1, 2021, the Company reinstated pre-pandemic salaries, benefits and incentive compensation programs. The other cost containment actions are continuing, and are expected to remain in place until market and economic uncertainty dissipates and results improve further, which the Company expects to occur over the course of 2021.
In the 2020 fourth quarter, the Company restructured some of its operations to create a more sustainable long-term cost structure. The Company anticipates it will incur charges of approximately $1.1 million in 2021 for additional costs related to this restructuring. Estimated benefits from this restructuring program are expected to be approximately $10.4 million annually beginning in 2022.
The Company adjusted production levels at its manufacturing plants early in 2020 to align them more closely with the lower market demand and target bookings levels and had been building backlog levels up moderately throughout the second half of the year and the 2021 first quarter. Given the strong bookings in the fourth and first quarters, and backlog levels at historic highs, higher build rates at first appeared reasonable for 2021, but as a result of continuing supply chain and logistics constraints, the Company has not achieved even the production levels originally planned for the 2021 first quarter. These production headwinds are expected to continue to present significant challenges for production in the second and third quarters of 2021, although the Company is hopeful that these challenges will abate and production levels will be able to be increased above previously planned rates in the second half of the year. Significant material cost inflation and higher freight costs are also expected to continue into the second and third quarters, and the non-renewal of tariff exclusions is also expected to affect the cost of components in the second half of 2021. The Company has announced and implemented price increases to moderate the effect of material cost inflation but many of the orders in the backlog do not reflect these price increases. As a result, the Company expects to experience margin pressure throughout 2021 due to the lag between when price increases went into effect and when they are fully realized since customer orders in the backlog are generally price protected. The Company will continue to work closely with suppliers to advance component supply levels and increase its production levels. The Company anticipates that commodity costs will continue to increase as the year progresses, although these costs, particularly for steel, remain volatile and sensitive to changes in the global economy and to tariffs. The Company will continue to monitor potential future supply costs and tariffs closely and adjust pricing accordingly.
Despite the above factors, Hyster-Yale expects operating profit and net income in the second quarter of 2021 to be significantly higher than the very low second-quarter 2020 and first-quarter 2021 results as supply chain constraints are expected to moderate modestly. This increase in expected operating profit would be the result of expected increased unit shipments and an anticipated favorable currency impact based on current currency rates partially offset by expected material and freight cost inflation, as well as the elimination of certain cost containment measures, including the reinstatement of incentive compensation plans in 2021 that were suspended in 2020.
While the Company's expectations for the 2021 second quarter have been based on the most recent information available, past quarters have shown that the effects of the pandemic on the economic and lift truck market environments can change expectations rapidly. Further Hyster-Yale shutdowns or supplier shortages could occur. Lockdown measures are still in place in a number of European countries to mitigate the spread of the COVID-19 virus, and similar actions could be taken by other countries. At this time, the lockdown measures in place have not required closure of the Company's plants. The Company is monitoring this situation, including by closely monitoring a number of suppliers based in areas where COVID-19 cases are high. Hyster-Yale is prepared to take further action if necessary to maintain the health and safety of its global employees and to address additional production and supply chain issues which may develop. More broadly, as a result, pandemic-related uncertainty and its effect on the supply chain continue to limit the Company's ability to forecast bookings and shipment levels for the remaining 2021 quarters.
Looking to the future, in the context of an improving bookings trend, the Company expects to increase its investment in working capital and other expenditures to support growth in its business. Capital expenditures are expected to be approximately $68 million in 2021. While the Company expects to make these substantial additional investments in the business during 2021, maintaining liquidity also continues to be a priority. At March 31, 2021, the Company's cash on hand was $103.0 million and debt was $285.4 million compared with cash on hand of $151.4 million and debt of $289.2 million at December 31, 2020. In addition, as of March 31, 2021, the Company had unused borrowing capacity of approximately $265.3 million under existing revolving credit facilities, compared with $266.4 million at December 31, 2020.
Despite the potential volatility of near-term economic activity, the Company continues to execute its long-term strategy by focusing on advancing its key strategic initiatives. Collectively, the key projects underlying its strategic initiatives are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance. While essentially all of the projects required to execute these initiatives continue to move forward, in the context of the COVID-19 pandemic, the pace of certain projects has been given greater emphasis than others. In addition, certain accelerated projects have experienced delays as a result of the impact of pandemic-related challenges.
At Hyster-Yale Group, product projects are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. While the Company continues to introduce a number of new products during this period, the primary focus is on a new set of modular and scalable product families covering both internal combustion engine and electric trucks designed to provide customers with enhanced flexibility for meeting their application needs in addition to the benefit of lowest total cost of ownership. The introduction of the first of these new modular products, the standard version of the 2-to-3 ton internal combustion engine lift truck for the EMEA market, was launched in April 2021. These new EMEA trucks have been very well-received and the launch of this new range of the 2-to-3 ton counterbalanced trucks to other markets is expected to continue throughout 2021 and the early part of 2022.
The introduction of these new products has led to, and will continue to lead to, significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world as certain products are moved between plants. Consolidated component volume sourced globally from reliable partners is expected to reduce long-term costs and improve quality as these new products are brought to market over time. Hyster-Yale Group’s largest manufacturing facilities, its Berea, Craigavon and Fuyang plants, are undergoing significant changes to accommodate these new products and significant investments are being made to expand the Berea and Craigavon plants. Further, the Company has accelerated plans to move certain production locations to provide permanent structural changes designed to reduce costs and optimize its manufacturing footprint.
The Company believes the modular nature of the new products being introduced will enhance its ability to meet customer needs at the lowest cost, and with more specificity, both at the industry level and at the individual customer level. To capitalize on this capability, the Company has accelerated its focus on implementing comprehensive industry strategies and investing in industry-focused sales capabilities to support its dealers. Given the COVID-19 environment, the Company has also focused on enhancing its remote selling capabilities through technology and IT enhancements.
Bolzoni continues to focus on implementing its "One Company - 3 Brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is also focused on increasing its Americas business and strengthening its ability to serve industries in the North America market by introducing a broader range of locally produced attachments with shorter lead times to serve its customer base and through continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant.
Nuvera continues to focus on serving heavy-duty applications, particularly bus and truck applications, with its 45kW and 60kW engines, which were both released for sale late in 2020. As a result of these milestones, Nuvera has accelerated the 45kW and 60kW engine commercialization operations for the global market and is focusing on ramping up demonstrations, quotes and bookings of these products in 2021. Nuvera also continues to focus on the forklift truck market.
Hyster-Yale believes it is at an inflection point in its businesses as a result of the momentum of its strategic projects as they move to full implementation. While these initiatives may reduce the Company's near-term financial results, they are expected to position the Company with enhanced market position as market and component supply conditions return to more normal levels. Nevertheless, the Company recognizes that the timing and shape of the market recovery remains uncertain, and it will continue to maintain its contingency plans which are designed to respond appropriately and with agility to changing conditions. Once the COVID-19 pandemic and its resulting effects have abated and markets have returned to normal, the Company believes the full impact of these projects will lead to significant profitability improvements for a number of years into the future.
In summary, the Company's strategy for the longer term is clear and transformative. Key projects, as well as explicit objectives for the Hyster-Yale Group, Bolzoni and Nuvera businesses, support this long-term strategy, but nearer-term prospects, particularly in 2021, are uncertain as a result of a number of abnormal, largely external, influences. These influences include the direct impact of the COVID-19 pandemic on some markets, suppliers' manufacturing levels around the world and logistics issues, which collectively create supply and cost challenges, as well as the timing of adoption rates for key fuel cell market segments. Importantly, however, the Company has a record lift truck backlog and a strong current booking environment. Future increased shipment opportunities are very significant. However, when these increases will occur, given the supply and logistics challenges, is difficult to forecast.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, May 5, 2021 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/8861383 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through May 12, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.
Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery, and other supply chain disruptions, or increases in costs, including materials and transportation costs, shortages, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if COVID-19 continues to spread or quarantines are re-established, (3) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, (4) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (5) delays in manufacturing and delivery schedules, (6) the successful commercialization of Nuvera's technology, (7) customer acceptance of pricing, (8) the political and economic uncertainties in the countries where the Company does business, (9) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) customer acceptance of, changes in the costs of, or delays in the development of new products, (12) introduction of new products by, or more favorable product pricing offered by, competitors, (13) product liability or other litigation, warranty claims or returns of products, (14) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2021	2020
	(In millions, except per share data)

Revenues	$732.2	$785.7
Cost of sales	613.8	649.0
Gross Profit	118.4	136.7
Selling, general and administrative expenses	115.3	116.5
Operating Profit	3.1	20.2
Other (income) expense
Interest expense	2.8	4.3
Income from unconsolidated affiliates	(2.0)	(1.6)
Other, net	(6.2)	(2.2)
Income before Income Taxes	8.5	19.7
Income tax provision	2.4	4.1
Net income attributable to noncontrolling interests	(0.5)	(0.3)
Net Income Attributable to Stockholders	$5.6	$15.3

Basic earnings per share	$0.33	$0.91

Diluted earnings per share	$0.33	$0.91

Basic weighted average shares outstanding	16.810	16.726
Diluted weighted average shares outstanding	16.842	16.787

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2020	9/30/2020	12/31/2020	3/31/2021	LTM 3/31/2021
	(In millions)
Net Income Attributable to Stockholders	$3.6	$5.1	$13.1	$5.6	$27.4
Noncontrolling interest income	0.4	0.6	0.1	0.5	1.6
Income tax provision (benefit)	(2.3)	0.7	1.2	2.4	2.0
Interest expense	3.3	3.1	3.0	2.8	12.2
Interest income	(0.3)	(0.4)	(0.2)	(0.1)	(1.0)
Depreciation and amortization expense	10.4	11.0	11.1	11.7	44.2
EBITDA*	$15.1	$20.1	$28.3	$22.9	$86.4

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2021	2020
	(In millions)
Revenues
Americas	$459.7	$550.7
EMEA	170.7	152.1
JAPIC	60.5	44.6
Hyster-Yale Group	$690.9	$747.4
Bolzoni	79.5	87.9
Nuvera	—	1.4
Eliminations	(38.2)	(51.0)
Total	$732.2	$785.7

Gross profit (loss)
Americas	$75.3	$99.7
EMEA	23.5	19.3
JAPIC	6.6	4.5
Hyster-Yale Group	$105.4	$123.5
Bolzoni	16.4	16.9
Nuvera	(3.3)	(2.6)
Eliminations	(0.1)	(1.1)
Total	$118.4	$136.7

Operating profit (loss)
Americas	$14.6	$38.5
EMEA	0.1	(4.5)
JAPIC	(2.5)	(6.0)
Hyster-Yale Group	$12.2	$28.0
Bolzoni	0.8	2.7
Nuvera	(9.8)	(9.4)
Eliminations	(0.1)	(1.1)
Total	$3.1	$20.2

Net income (loss) attributable to stockholders
Americas	$9.5	$27.8
EMEA	0.9	(3.1)
JAPIC	(2.2)	(4.6)
Hyster-Yale Group	$8.2	$20.1
Bolzoni	0.6	2.7
Nuvera	(3.8)	(6.7)
Eliminations	0.6	(0.8)
Total	$5.6	$15.3

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2021	2020
	(In millions)
Net cash used for operating activities	$(47.1)	$(45.7)
Net cash provided by (used for) investing activities	9.5	(17.4)
Cash Flow Before Financing Activities	$(37.6)	$(63.1)

	March 31, 2021	December 31, 2020
	(In millions)
Debt	$285.4	$289.2
Cash	103.0	$151.4
Net Debt	$182.4	$137.8